UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

May 4, 2005
Date of Report (Date of earliest event reported)

SIEBEL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	0-20725 (Commission File Number)	94-3187233 (IRS Employer Identification No.)

2207 Bridgepointe Parkway
San Mateo, CA 94404
(Address of principal executive offices, including zip code)

(650) 477-5000
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure.

     In recent weeks, a number of stories have been written concerning potential strategic opportunities for Siebel Systems. While it is our firm policy not to comment on such stories, we believe that their unusual intensity in this instance and the heavy trading volume of our stock over the past several days warrants clarification.

     Over the past several years, we have from time to time considered a diverse range of strategic opportunities to maximize stockholder value, including but not limited to potential significant acquisitions by us, restructurings of our equity, equity repurchases, strategic alliances, and offers to purchase us. In evaluating such opportunities, we regularly engage outside financial and legal experts and our independent directors as necessary to aid us in our analysis and consideration. Such activities are quite common and are regularly under various stages of consideration in the normal course of business.

     Similarly, potential opportunities have recently been presented to us that continue to be evaluated and discussed in a manner that is consistent with our past practices and the fiduciary duties of our officers and directors, with the goal of determining what the Board of Directors believes is in our stockholders’ best interests. These activities include the involvement of independent directors, outside experts, and independent advisors. Such activities continue to be conducted in the normal course of business and should not be interpreted to suggest that any of these current potential opportunities will or will not be consummated. There are none under current consideration that have progressed to the point at which the full Board of Directors has met to consider them.

     We undertake no obligation and do not intend to make any further announcement regarding the exploration of potential strategic opportunities, except as required by law. We continue to be entirely focused on growing our business, generating profit, adding customer value, and serving the long-term interests of our customers, employees, and stockholders.

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SIEBEL SYSTEMS, INC.
Dated: May 5, 2005	By:	/s/ Kenneth A. Goldman
Kenneth A. Goldman
Senior Vice President, Finance and Administration and Chief Financial Officer